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                                                                      EXHIBIT 11



                         INTERLOTT TECHNOLOGIES, INC

                      Computation Of Earnings per share


                                           Three Months Ended         Six Months Ended
                                                June 30,                  June 30,
                                                -------                   -------
                                           1997         1996         1997         1996
                                           ----         ----         ----         ----

Weighted average common shares          3,210,000    3,210,000    3,210,000    3,210,000
outstanding during the period

Net income                             $  777,247   $  435,334   $  807,318   $  601,803

Net income per share                   $     0.24   $     0.14   $     0.25   $     0.19

Assuming full dilution:


     Shares

        Weighted average number of
         common shares outstanding
         during the period              3,210,000    3,206,034    3,210,000    3,206,034

        Assuming exercise of options       18,000       93,832       11,843       74,295

        Weighted average number of
         common shares outstanding
         as adjusted                   ----------   ----------   ----------   ----------
                                        3,228,000    3,299,866    3,221,843    3,290,329
                                       ==========   ==========   ==========   ==========
     Net income                        $  777,247   $  435,334   $  807,318   $  601,803
     Earnings per common share
      assuming full dilution           $     0.24   $     0.13   $     0.25   $     0.18





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